Exhibit 99.1

News Release

Astex Pharmaceuticals Reports 2011 Third Quarter Financial Results

Completes Acquisition of Astex Therapeutics Limited

Dacogen Royalty Revenue Increases 26% from Prior Year

Ends Quarter with $128 Million in Cash & Marketable Securities

DUBLIN, Calif., October 31, 2011 — Astex Pharmaceuticals, Inc. (NASDAQ: ASTX), formerly SuperGen, Inc., today reported financial results for the third quarter ended September 30, 2011.  The Company reported a net loss for the 2011 third quarter of $1.1 million, or $0.01 per basic and diluted share, compared with net income of $3.9 million, or $0.06 per basic and diluted share, for the same prior year period. The Company reported net income for the nine months ended September 30, 2011 of $5.3 million, or $0.08 per basic share and $0.07 per diluted share, compared with a net income of $9.5 million, or $0.16 per basic and diluted share, for the same prior year period.

“We are pleased to have successfully completed the acquisition of Astex Therapeutics Limited during the 2011 third quarter and we look forward to building and growing Astex Pharmaceuticals, Inc. in what is a new era in our Company’s history,” said James S.J. Manuso, Ph.D., chairman and chief executive officer of Astex Pharmaceuticals.  “We believe that the combination of Astex Therapeutics and SuperGen has set the stage for the combined entity to become a significant force in discovering, developing and commercializing drugs in the years ahead. Our clinical pipeline now includes eight drugs in development, four of which are currently in or entering Phase II clinical trials, and four of which are currently partnered or optioned to large pharmaceutical companies.  Our operating results for the quarter were as anticipated, with a reported net loss and ended our 2011 third quarter in a financially strong position, with approximately $128 million in cash, cash equivalents and current and non-current marketable securities.”

Dr. Harren Jhoti, president of Astex Pharmaceuticals, added, “We are continuing to integrate operations and we plan to exit our Salt Lake City and Pleasanton research hubs by year end.  It is our objective to conduct all research in the Cambridge, UK facility whereas all clinical and regulatory development functions will be conducted in our Dublin, California headquarters.”

On July 20, 2011, the Company completed the acquisition of Astex Therapeutics Limited, a privately held UK-based biotechnology company with particular expertise in fragment-based drug discovery. Astex Therapeutics Limited is now a wholly-owned subsidiary of Astex Pharmaceuticals, Inc. and the operating results of the UK subsidiary have been consolidated in the Company’s operating results effective July 20, 2011 forward.  On September 12, 2011, the Company announced that it changed its name from SuperGen, Inc. to Astex Pharmaceuticals, Inc.

Financial Results

Total revenues for the 2011 third quarter were $16.9 million compared with $13.4 million for the same prior year period.  Total revenues for the 2011 third quarter include royalty revenue of $16.6 million compared with $13.2 million for the same prior year period.  Royalty revenue is earned pursuant to the license agreement entered into with MGI PHARMA (acquired by Eisai Corporation of North America in January 2008) during 2004, which granted MGI PHARMA exclusive rights to the development, manufacture, commercialization and distribution of Dacogen® (decitabine) for Injection.  The Company generally recognizes royalty revenue when it is received.  Total revenues for the 2011 third quarter also include development and license revenue of $308,000 compared with $127,000 for the same prior year period.  Development and license revenue represents the amortization of deferred revenue relating to payments received pursuant to various collaborative research and license arrangements.

Total operating expenses for the 2011 third quarter were $20.1 million, compared with $9.5 million for the same prior year period.  The primary reasons for the increase in total operating expenses for the 2011 third quarter compared with the same prior year period are the consolidation of research and development and general and administrative costs from Astex Therapeutics Limited from July 20, 2011, increased research and development activities from product development and clinical trial programs associated with SGI-110 and amuvatinib, incremental transaction costs associated with the acquisition, severance costs related to a reduction in force, and an increase in stock-based compensation expense. Approximately $981,000 of transaction costs associated with the acquisition was charged to general and administrative expenses during the 2011 third quarter.  Amortization of intangible assets related to the acquisition was $1.5 million for the 2011 third quarter while there was no similar amortization expense for the same prior year period.  Severance costs associated with a reduction in force were $779,000 for the 2011 third quarter while there were no severance costs for the same prior year period.  Stock-based compensation expense, a non-cash expense that is included in operating expenses, was $858,000 for the 2011 third quarter, compared with $514,000 for the same prior year period.

The Company reported a net loss for the 2011 third quarter of $1.1 million, or $0.01 per basic and diluted share, compared with net income of $3.9 million, or $0.06 per basic and diluted share, for the same prior year period.  The net loss for the 2011 third quarter included in other expense a net foreign currency transaction loss of $424,000 while there was no similar loss for the same prior year period.  The net loss for the 2011 third quarter includes an income tax benefit of $2.4 million compared with an income tax provision of $13,000 for the same prior year period.  The income tax benefit for the 2011 third quarter was primarily due to the recognition of a tax benefit associated with the amortization of deferred tax liabilities resulting from the acquisition and the pro-rated utilization of a foreign research and development tax credit related to the UK subsidiary.

Total revenues for the nine months ended September 30, 2011 were $45.7 million compared with $37.7 million for the same prior year period.  Total revenues for the nine months ended

September 30, 2011 include royalty revenue of $45.1 million compared with $37.3 million for the same prior year period.  Total revenues for the nine months ended September 30, 2011 also include development and license revenue of $562,000 compared with $382,000 for the same prior year period.  Development and license revenue represents the amortization of deferred revenue relating to payments received pursuant to various collaborative research and license arrangements.

Excluding the gain on sale of products, total operating expenses for the nine months ended September 30, 2011 were $43.3 million compared with $29.0 million for the same prior year period.  The primary reasons for the increase in total operating expenses for the nine months ended September 30, 2011 compared with the same prior year period are the consolidation of research and development and general and administrative costs from Astex Therapeutics Limited from July 20, 2011, increased research and development activities from product development and clinical trial programs associated with SGI-110 and amuvatinib, incremental transaction costs associated with the acquisition, severance costs related to a reduction in force, and an increase in stock-based compensation expense.  Approximately $3.5 million of transaction costs associated with the acquisition were charged to general and administrative expenses for the nine months ended September 30, 2011.  Amortization of intangible assets related to the acquisition was $1.5 million for the nine months ended September 30, 2011 while there was no similar amortization expense for the same prior year period.  Severance costs associated with a reduction in force were $779,000 for the nine months ended September 30, 2011 while there were no severance costs for the same prior year period.  Stock-based compensation expense, a non-cash expense that is included in operating expenses, was $2.3 million for the nine months ended September 30, 2011, compared with $1.2 million for the same prior year period.

The gain on sale of products for the nine months ended September 30, 2011 was $700,000 compared with the same amount for the same prior year period.  The gain on sale of products relates to the receipt of additional contractual payments resulting from the 2007 sale of the worldwide rights for Nipent® (pentostatin for injection) to Mayne Pharma (acquired by Hospira, Inc. in February 2007).

The Company reported net income for the nine months ended September 30, 2011 of $5.3 million, or $0.08 per basic share and $0.07 per diluted share, compared with net income of $9.5 million, or $0.16 per basic and diluted share, for the same prior year period.  Net income for the nine months ended September 30, 2011 included in other expense a net foreign currency transaction loss of $424,000 while there was no similar loss for the same prior year period.  Net income for the nine months ended September 30, 2011 includes an income tax benefit of $2.3 million compared with an income tax provision of $13,000 for the same prior year period.  The income tax benefit for the nine months ended September 30, 2011 was primarily due to the recognition of a tax benefit associated with the amortization of deferred tax liabilities resulting from the acquisition and the pro-rated recognition of a foreign research and development tax credit related to the UK subsidiary.

As of September 30, 2011, the Company had $128.4 million in unrestricted cash, cash equivalents and current and non-current marketable securities compared to $128.6 million at June 30, 2011.

Operational Results

Early next year, the Company will learn the outcomes of the sNDA and MAA submissions to the FDA and EMA, respectively, seeking approval for Dacogen in the elderly Acute Myeloid Leukemia indication,  Specifically, Eisai was advised that the PDUFA date for the sNDA is March 6, 2012.  It is expected that the EMA will determine the outcome of the MAA within the second quarter of 2012.

Operationally, our internal programs continue to advance in the clinic and in preclinical development.  The four products in or entering Phase II trials are expected to produce clinical proof of concept data in the next 12 to 18 months.

AT13387, the second generation HSP90 inhibitor, has started a Phase II trial in combination with imatinib in unresectable or metastatic gastrointestinal tumors (GIST).  Dose escalation of the second prioritized clinical product, SGI-110, continues in the Phase I portion of the MDS/AML trial with the goal of Phase II data readout late next year. Following the AT13387 and SGI-110 trials is the amuvatinib Phase II ESCAPE trial in patients with small cell lung cancer.  Patients have been dosed and trial accrual is proceeding.

Partnered programs continue to progress.  AstraZeneca has commenced a Phase I study of AZD3839, a clinical candidate selected in October 2010 and derived from the collaborative program on beta-secretase - a key enzyme implicated in the progression of Alzheimer’s disease.  The commencement of the Phase I trial triggered a milestone payment earlier in 2011, prior to the acquisition of Astex Therapeutics Limited.  The Company is eligible to receive additional future milestones during the clinical development of AZD3839 as well as royalties on commercialization of approved products.

Additionally, Janssen Pharmaceutica NV selected a development candidate from the collaborative drug discovery program aimed at identifying novel, small molecule inhibitors of Fibroblast Growth Factor Receptor (FGFR), for the treatment of cancer.  The selection of a candidate by Janssen triggered a milestone payment earlier in 2011, prior to the acquisition of Astex Therapeutics Limited.  The Company is also eligible to receive additional future milestones during clinical development and royalties in the event of commercialization of approved products derived from the collaboration. The FGFR inhibitor program originated from a collaboration initiated in 2005 with the Cancer Research UK Drug Discovery Group at the Newcastle Cancer Centre (NCC), Northern Institute for Cancer Research, Newcastle University, UK.

2011 Revised Annual Financial Guidance (Post Closing)

Following completion of the acquisition of Astex Therapeutics Limited on July 20, 2011, financial guidance for 2011 has been further refined to reflect the anticipated operational forecast of the combined entity post closing.  The revised financial guidance includes one-time charges relating to estimated severance costs associated with merging operations, estimated contract termination costs, and transaction costs associated with the acquisition pre- and post closing.  In addition, non-cash charges influenced by or directly related to the acquisition have been estimated and included in the revised 2011 financial guidance.  A summary of one-time charges and non-recurring costs are presented below the 2011 revised annual financial guidance.  The revised financial guidance for 2011 anticipates that Astex Pharmaceuticals, Inc. may be profitable and cash flow positive for the 2011 calendar year.

Table Representing Updated Financial Guidance for 2011 (Post Closing)

	2011 Revised Annual Financial Guidance
	Actual	Guidance	Guidance
(In $000’s, except income (loss) per share and personnel)	YTD Q3 11	Q4 11	Annual

Revenues:
Royalty revenue	$45,148	$16,352	$61,500
Development and license revenue	562	4,438	5,000
Total revenues	45,710	20,790	66,500

Operating expenses:
Research & development (including amortization of intangibles)	31,016	16,984	48,000
General & administrative	12,246	4,754	17,000
Gain on sale of products	(700)	—	(700)
Total operating expenses	42,562	21,738	64,300

Income (loss) from operations	3,148	(948)	2,200
Other net income (expense) including income tax benefits	2,174	(374)	1,800
Net Income (loss)	$5,322	$(1,322)	$4,000

Net income (loss) per basic share	$0.08	$(0.01)	$0.05

Weighted average shares outstanding	69,054	93,000	75,000

Summary of Estimated Various One-Time and Recurring Non-Cash Items

One-time acquisition related expenses:
Transaction related costs	$3,547	253	$3,800
Severance and other expenses	$779	221	$1,000
	$4,326	$474	$4,800

Non-cash items (recurring):
Stock-based compensation expense	$2,314	786	$3,100
Depreciation expense	$1,005	395	$1,400
Amortization of acquisition based intangibles	$1,485	1,915	$3,400
Accretion of deferred consideration obligation	$327	273	$600
	$5,131	$3,369	$8,500

Summary of Estimated Net Decrease in Personnel

	Actual		Guidance
	Q3 11	Net Decrease	Year-end
Personnel	158	(18)	140

Conference Call Information

Astex Pharmaceuticals will host a conference call to discuss the 2011 third quarter financial results today at 1:30 p.m. PT / 4:30 p.m. ET.  A live webcast of the conference call is accessible via the investor relations section of the Company’s website at http://www.astx.com.  A webcast replay of the conference call will be available for 30 days.

About Astex Pharmaceuticals, Inc.

Astex Pharmaceuticals, Inc., formerly SuperGen, Inc., is dedicated to the discovery, development, and commercialization of novel therapeutics with a focus on cancer.  The Company is developing a proprietary pipeline of novel cancer therapeutics, will selectively in-license assets possessing a strategic fit with an attractive cost — value ratio, and is creating de-risked products for partnership with leading pharmaceutical companies.  The Company developed Dacogen and currently receives significant royalties on global sales.  On July 20, 2011, the Company completed its acquisition of Astex Therapeutics Limited, a UK-based biotechnology company.  For more information about Astex Pharmaceuticals, Inc., please visit http://www.astx.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby.  Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties.  These forward-looking statements include, but are not limited to, statements regarding the ability of the Company to continue integrating and combining operations with Astex Therapeutics Limited; expectations regarding the anticipated generation of shareholder value as a result of the acquisition of Astex Therapeutics Limited and the ability of the combined company to expand and develop the Company’s pipeline of products in the years ahead; the Company’s ability to develop the current and future pipeline into commercially viable drugs; the expectations about the timing and costs of exiting our Salt Lake City and Pleasanton research facilities and our ability to fully transition our research facilities to Cambridge; the expectations regarding our clinical trials including the timing of clinical proof of concept data from these trials; progress of our collaborations with strategic partners and other programs added through the acquisition;  the sufficiency of our operating cash to fund our development initiatives this year and thereafter; expectations about increases in royalty revenue; expectations regarding research and development expenses and general and administrative expenses; expectations regarding development and license revenue, and gains from sales of products from the previous sale of our commercial business; estimates of 2011 net income; statements about expected profitability; estimates of non-cash stock-based compensation and other non-cash items; and expectations regarding Eisai’s and Janssen’s plans for Dacogen.  Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, but are not limited to: the ability of Eisai and Janssen to generate global sales of Dacogen; the outcomes of the on-going clinical trials; risks and uncertainties related to the achievement of developmental milestones with respect to the compounds in development; the research and development of amuvatinib, SGI-110, and other programs added by the acquisition; the decision by certain strategic partners whether or not to license and then develop and commercialize the products that are the subject of our collaboration with them and whether any of those products will be commercially successful; the outcome of Eisai’s and Janssen’s examination of Dacogen clinical trial data and the submission of US and European regulatory filings; and the risks and uncertainties associated with the post-transaction company.  In general, our future success is dependent upon numerous factors, including our ability to generate pre-clinical development candidates for selection into clinical testing, obtaining regulatory approval of product development programs, conducting and completing clinical trials, obtaining regulatory approval of our products and product candidates, and creating opportunities for future commercialization of compounds.  Our future revenue and operating and net income or loss could be worse than anticipated if demand for our products is less than expected, if our partnerships and collaborations with other parties are not successful, or if the introductions of new products are delayed, for any reason, including regulatory delay.  References made to the discussion of risk factors are detailed in the Company’s filings with the Securities and Exchange Commission including reports on its most recently filed Form 10-K and Form 10-Q.  These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Timothy L. Enns	Susanna Chau
Astex Pharmaceuticals, Inc.	Astex Pharmaceuticals, Inc.
Senior Vice President	Manager
Corporate Communications & Marketing	Investor Relations
Tel: (925) 560-2810	Tel: (925) 560-2845
E-mail: tim.enns@astx.com	E-mail: susanna.chau@astx.com

Alan Roemer	Melanie Tone-Sewell (Europe)
The Trout Group	Rebecca Skye Dietrich (US)
Managing Director	College Hill
Tel: (646) 378-2945	Tel: +44 20 7866 7866
E-mail: aroemer@troutgroup.com	Tel: (857) 241-0795
E-mail: astex@collegehill.com

Condensed Consolidated Statements of Operations and Balance Sheets to follow

ASTEX PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues:
Royalty revenue	$16,638	$13,249	$45,148	$37,306
Development and license revenue	308	127	562	382
Total revenues	16,946	13,376	45,710	37,688

Operating expenses:
Research and development	13,546	7,161	29,531	21,867
General and administrative	5,095	2,354	12,246	7,121
Amortization of intangibles	1,485	—	1,485	—
Gain on sale of products	—	—	(700)	(700)
Total operating expenses	20,126	9,515	42,562	28,288

Income (loss) from operations	(3,180)	3,861	3,148	9,400

Interest income	48	44	153	140
Other expense	(291)	—	(281)	—
Income (loss) before income tax provision	(3,423)	3,905	3,020	9,540

Income tax benefit (provision)	2,352	(13)	2,302	(13)

Net income (loss)	$(1,071)	$3,892	$5,322	$9,527
Net income (loss) per common share:
Basic	$(0.01)	$0.06	$0.08	$0.16
Diluted	$(0.01)	$0.06	$0.07	$0.16
Weighted average shares outstanding:
Basic	86,116	60,309	69,054	60,271
Diluted	86,116	60,374	73,983	60,603

ASTEX PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30,	December 31,
	2011	2010

ASSETS

Current assets:
Cash and cash equivalents	$37,939	$25,554
Marketable securities	87,750	89,699
Accounts receivable	366	615
Income tax receivable	2,524	40
Prepaid expenses and other current assets	2,076	715
Total current assets	130,655	116,623

Marketable securities, non-current	2,703	5,124
Property, plant and equipment, net	6,924	3,932
Goodwill	43,718	731
Other intangible assets, net	92,244	—
Restricted cash	—	2,134
Other assets	832	554
Total assets	$277,076	$129,098

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,818	$1,198
Accrued compensation	4,343	3,556
Other accrued liabilities	845	773
Deferred acquisition consideration	17,135	—
Deferred tax liability	3,379	—
Deferred revenue	1,181	509
Deferred rent	10	12
Total current liabilities	31,711	6,048

Deferred rent, non-current	30	9
Warrant liability	168	—
Deferred acquisition consideration, non-current	11,541	—
Deferred tax liability, non-current	10,698	—
Deferred revenue, non-current	1,048	1,429
Total liabilities	55,196	7,486

Total stockholders’ equity	221,880	121,612
Total liabilities and stockholders’ equity	$277,076	$129,098